HEALTHEXTRAS                                                HealthExtras, Inc.
                                                       2273 Research Boulevard
                                                           Rockville, MD 20850
                                                      Telephone:  301.548.2900
                                                      Facsimile:  301.548.2990


FOR IMMEDIATE RELEASE               Contact:   Marshall J. Coleman
                                               Chief Marketing Officer
                                               301-548-2900
                                               mcoleman@healthextras.com

                                    Contact:   Arthur M. Jones
                                               Chairman, President, CEO
                                               205-795-7220
                                               ajones@ipmdrug.com


 HEALTHEXTRAS ACQUIRES CONTROLLING INTEREST IN INTERNATIONAL PHARMACY MANAGEMENT
                  Pharmacy Benefit Management Company Broadens
      HealthExtras' Product Portfolio and Reach Into Employer Group Markets


ROCKVILLE, MD - November 14, 2000 - HealthExtras, Inc. (NASDAQ: HLEX), a leading source of affordable health and disability programs developed specifically for individuals, small businesses, and employer groups, today announced the acquisition of a controlling interest in International Pharmacy Management, Inc.
(IPM), a Birmingham, Alabama-based pharmacy benefits manager. The maximum consideration payable in the transaction will not exceed $8.5 million and will consist primarily of cash.

The IPM transaction provides HealthExtras additional products and accelerated access into the small and mid-sized employer group market. According to David T. Blair, Chief Executive Officer of HealthExtras, "The IPM acquisition gives our Company the opportunity to further expand our reach from direct-to-consumer to direct-to-employer groups by highlighting a benefit which is increasingly valuable in employee recruitment and retention. Additionally, our 350,000+ members have indicated a high level of interest in prescription drug programs. With this acquisition, I anticipate IPM will immediately enhance our value to our members, shareholders and business partners."

IPM's success is attributable to offering small to mid-sized employer groups flexible funding options, personal service, consultative expertise, clinical review programs and access to a nationwide network of retail pharmacies, all of which enhances its client's ability to manage and budget their pharmacy benefits costs.

Arthur M. Jones, Chairman of the Board, President and CEO of IPM said, "We are delighted to become a part of the HealthExtras team. We share a common belief that customer service and strong client relationships are the keys to success, and we look forward to the many opportunities this acquisition will provide us to serve individual consumers and small to mid-size employer groups."

ABOUT HEALTHEXTRAS

HealthExtras is a leading provider of health and disability programs. Through its web site www.healthextras.com, employee benefit plans, and other direct channels, HealthExtras offers individuals, small businesses and employer groups customizable and affordable health and disability insurance. The Company has strategic relationships with highly rated insurance underwriters, and its marketing partners include the nation's largest financial institutions, along with leading affinity groups, associations, and Internet companies. Additionally, HealthExtras has a relationship with actor and advocate Christopher Reeve to promote its programs. Founded in 1997, HealthExtras is located in Rockville, Maryland and is publicly traded on the Nasdaq Exchange under the symbol: HLEX.

ABOUT INTERNATIONAL PHARMACY MANAGEMENT

International Pharmacy Management, Inc. is a service-oriented pharmacy benefits manager (PBM) focused on the unique needs and priorities of small to mid-sized employer groups. The Company has an integrated mail order pharmacy, with a nationwide network of retail pharmacies. IPM manages pharmacy benefits for its self-insured clients, providing traditional pharmacy programs as well as targeting niche markets such as hospices and workers' compensation programs. IPM also offers both insured and capitated plans for managed care organizations and insurance carriers. Founded in 1995, IPM is located in Birmingham, Alabama, and its web site is www.ipmdrug.com.

 This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras' filings with the Securities and Exchange Commission.

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